Contact: Mark Polzin (314) 982-1758

EMERSON REPORTS SECOND QUARTER 2011 RESULTS
•	Second quarter sales increased 18 percent, to $5.9 billion
•	Earnings per share of $0.73, a strong increase of 38 percent
•	Strong operating cash flow of $753 million, up 19 percent
•	Expected full year earnings per share of $3.20 to $3.30

ST. LOUIS, May 3, 2011 – Emerson (NYSE: EMR) announced that net sales for the second quarter ended March 31, 2011 were $5.9 billion, an increase of 18 percent from the prior year quarter.  Underlying sales increased 14 percent, acquisitions added 3 percent and currency translation added 1 percent.  Growth was strong across all global markets with underlying sales increasing 13 percent in the U.S., 17 percent in Europe, and 10 percent in Asia.  Net earnings for the second quarter were $0.73 per share, increasing 38 percent compared with $0.53 last year.

 “Emerson had an excellent second quarter, including double-digit sales growth, solid margin expansion and strong cash flow,” said Chairman and Chief Executive Officer David N. Farr. “We’re pleased with the results because we performed well in a business environment complicated by volatile current events around the world.  The global economy is growing and our proven business strategy will again drive us through these complexities and uncertainties. We remain on track to have a very good year – a record year.”

Operating profit margin improved 160 basis points in the quarter to 16.9 percent driven by leverage on volume increases and benefits from cost reductions.  Pricing actions have started to take hold and positive price was realized in the quarter, however commodity costs were a headwind as global inflation persisted causing a negative price/cost quarter.  During the quarter, gains were $19 million, primarily the result of the recently announced acquisition of the full ownership of the Fisher Sanmar joint venture

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in India.  These gains were offset by a $20 million negative mark-to-market increase from foreign currency transactions.  Pretax margin improved 210 basis points to 14.2 percent from 12.1 percent in the prior year period.

Business Segment Highlights

Process Management continued to show strong momentum with sales increasing 16 percent during the quarter.  Underlying sales increased 14 percent and currency added 2 percent.  Segment margin expanded 100 basis points to 17.9 percent reflecting leverage on higher sales volume and benefits from cost reductions, partially offset by a $20 million negative mark-to-market impact on foreign currency transactions due to the weakening of the U.S. dollar.  The global footprint of Process Management continued to expand with the recently announced Fisher Sanmar joint venture buyout that strengthens our position in India and the Middle East.  Innovative technology and industry expertise helped Process Management win a $95 million contract to modernize automation at Europe’s largest thermal power plant.  This business is positioned to see strong global growth for several years.

Industrial Automation reported another strong quarter with sales increasing 30 percent, reflecting a 30 percent increase in underlying sales.  Sales growth was solid across all businesses, led by the electrical drives and power generating alternators businesses.  Segment margin improved 320 basis points to 16.0 percent, reflecting benefits from volume leverage, aggressive cost reduction actions in the past three years and lower restructuring costs.  Volatile material prices were substantially offset by increased pricing.

Network Power sales grew 20 percent in the quarter.  Underlying sales increased 8 percent, the Chloride acquisition added 11 percent and currency added 1 percent.  Solid growth continued globally, with the U.S. up 5 percent, Europe up 4 percent, Asia up 6 percent and Latin America up 34 percent. Segment margin was 9.3 percent, compared with 11.7 percent in the prior year quarter, primarily due to increased amortization from the Chloride acquisition of $16 million (1 point) and other Chloride acquisition-related costs of $9 million (0.5 points).  Margin was also affected by negative product mix, negative price, and material inflation partially offset

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by volume leverage.  The China telecommunications market has become very challenging with the market slowdown compared to strong years in 2009 and 2010 and the negative impact of the increasing pace and high levels of inflation in China.  The integration of the recent Chloride and Avocent acquisitions is on track; however, we will be accelerating the pace of our global integration of these businesses in the second half of 2011.  This allows us to solidify the global platform for Network Power and offer comprehensive, technology-based solutions to our customers.  As previously communicated, the other Chloride acquisition-related costs will essentially be eliminated in the second half of fiscal 2011.  We expect margins to incrementally improve each quarter through the second half of the fiscal year.

Climate Technologies sales grew 12 percent in the quarter, including an 11 percent increase in underlying sales and a 1 percent favorable impact from acquisitions.  Sales in the U.S. increased 14 percent with strength in residential and refrigeration end markets.  The U.S. market should remain solid for the second half of the year.  Europe increased 5 percent and Asia growth remained solid at 6 percent against a very difficult prior year comparison in China. However, growth in China is slowing due to increasing interest rates and reduced government investments in the residential and light commercial sectors.  Global transport sales were very strong in the quarter and should remain so.  Segment margin improved to 18.4 percent, up 50 basis points from 17.9 percent in the prior year quarter, driven by cost reductions, volume leverage and our investments in electronics and new innovation.  Significant material inflation was substantially offset by increased pricing, but price/cost still remains a challenge.

Tools and Storage sales increased 8 percent in the quarter, which included a 7 percent underlying sales increase and a 1 percent favorable impact from currency translation.  Sales growth continued to be led by the professional tools, storage and disposer businesses.  Residential end markets continued to remain very weak and at historic lows.  Segment margin declined 90 basis points to 20.1 percent, as material inflation, freight costs and investments for future growth were partially offset by higher selling prices.

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Balance Sheet / Cash Flow

Operating cash flow in the quarter was $753 million, an increase of 19 percent compared with $632 million in the prior year quarter primarily due to increased earnings and a small improvement in trade working capital ratios.  Free cash flow (operating cash flow less capital expenditures) was $627 million, an increase of 15 percent compared with $543 million in the prior year quarter.  The cash flow performance has strengthened our balance sheet and will allow increased share repurchases and small bolt-on core acquisitions.

“Order trends continue to give us confidence that Emerson will achieve strong core results this year,” Farr said.  “Emerson remains on track to achieve operating cash flow in the range of $3.3 to $3.5 billion and free cash flow of $2.7 to $2.9 billion in fiscal 2011.  As we focus on creating long-term value for our shareholders, generating maximum free cash flow remains one of our highest priorities.”

2011 Outlook

Based on strong results for the first half of fiscal 2011 and continued strength in order trends, Emerson expects underlying sales to increase 10 to 13 percent and now expects net sales to increase 15 to 18 percent.  Earnings per share is expected to be in the range of $3.20 to $3.30 for fiscal 2011, representing earnings per share from continuing operations growth of 23 to 27 percent over last year.  Global economic growth remains solid and positive, but will be negatively impacted by many global issues – including the earthquake, tsunami and nuclear crisis in Japan, China interest rate hikes, Middle East conflicts, the European debt crisis, and the U.S. government budget deficit.  Emerson will continue to perform well in an uncertain global economy, and drive to record performance.

Upcoming Investor Events

Today at 2:00 p.m. EDT (1:00 p.m. CDT), Emerson senior management will discuss the second quarter results during an investor conference call.  All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson's website at www.Emerson.com/financial and completing a
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brief registration form.  A replay of the conference call will be available for the next three months at the same location on the website.

    On May 18, 2011, Emerson Chairman and Chief Executive Officer David N. Farr will present at the 2011 Electrical Products Group Conference in Longboat Key, Florida.  The presentation will begin at 10:45 a.m. EDT and conclude at approximately 11:25 a.m. EDT.  The presentation slides will be posted at the presentation starting time in the Investor Relations area of Emerson’s website at www.Emerson.com/financial and will be available for approximately one week at the same location on the website.

On June 2, 2011, Emerson Chairman and Chief Executive Officer David N. Farr will present at the Sanford C. Bernstein Strategic Decisions Conference in New York City.  The presentation will begin at 9:00 a.m. EDT and conclude at approximately 9:50 a.m. EDT.

Details of upcoming events will be posted as they occur on the Events Calendar in the Investor Relations section of the website.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments.  These risks and uncertainties include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the company's most recent Form 10-K filed with the SEC.

(tables attached)

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TABLE 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended March 31,		Percent
	2010	2011	Change

Net sales	$4,953	$5,854	18%
Less: Costs and expenses
Cost of sales	2,990	3,548
SG&A expenses	1,203	1,315
Other deductions, net	92	101
Interest expense, net	67	57
Earnings from continuing operations before income taxes	601	833	38%
Income taxes	180	266
Earnings from continuing operations	$421	$567	35%
Discontinued operations, net of tax	(3)	-
Net earnings	$418	$567	36%
Less: Noncontrolling interests in earnings of subsidiaries	13	11
Net earnings common stockholders	$405	$556	38%

Diluted avg. shares outstanding	757.4	757.3

Diluted earnings per share common stockholders:
Earnings from continuing operations	$0.54	$0.73	35%
Discontinued operations	(0.01)	-
Diluted earnings per common share	$0.53	$0.73	38%

	Quarter Ended March 31,
	2010	2011
Other deductions, net
Amortization of intangibles	$45	$64
Rationalization of operations	36	16
Other	10	40
(Gains)/losses, net	1	(19)
Total	$92	$101

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TABLE 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Six Months Ended March 31,		Percent
	2010	2011	Change

Net sales	$9,781	$11,389	16%
Less: Costs and expenses
Cost of sales	5,950	6,920
SG&A expenses	2,337	2,626
Other deductions, net	184	179
Interest expense, net	132	118
Earnings from continuing operations before income taxes	1,178	1,546	31%
Income taxes	328	488
Earnings from continuing operations	$850	$1,058	24%
Discontinued operations, net of tax	5	-
Net earnings	$855	$1,058	24%
Less: Noncontrolling interests in earnings of subsidiaries	25	22
Net earnings common stockholders	$830	$1,036	25%

Diluted avg. shares outstanding	756.4	757.7

Diluted earnings per share common stockholders:
Earnings from continuing operations	$1.09	$1.36	25%
Discontinued operations	-	-
Diluted earnings per common share	$1.09	$1.36	25%

	Six Months Ended March 31,
	2010	2011
Other deductions, net
Amortization of intangibles	$80	$131
Rationalization of operations	74	33
Other	33	37
(Gains)/losses, net	(3)	(22)
Total	$184	$179

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TABLE 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	March 31,
	2010	2011
Assets
Cash and equivalents	$2,159	$1,593
Receivables, net	3,654	4,231
Inventories	2,075	2,324
Other current assets	620	650
Total current assets	8,508	8,798
Property, plant & equipment, net	3,367	3,303
Goodwill	7,630	8,905
Other intangible assets	1,415	2,146
Other	800	383

	$21,720	$23,535

Liabilities and Equity
Short-term borrowings and current maturities of long-term debt	$1,269	$771
Accounts payable	2,122	2,463
Accrued expenses	2,556	2,582
Income taxes	52	118
Total current liabilities	5,999	5,934
Long-term debt	4,581	4,353
Other liabilities	2,135	2,443
Total equity	9,005	10,805

	$21,720	$23,535

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TABLE 4
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Six Months Ended March 31,
	2010	2011
Operating Activities
Net earnings	$855	$1,058
Depreciation and amortization	402	435
Changes in operating working capital	33	(447)
Other	29	29
Net cash provided by operating activities	1,319	1,075

Investing Activities
Capital expenditures	(178)	(208)
Purchases of businesses, net of cash and equivalents acquired	(1,340)	(186)
Other	31	(33)
Net cash used in investing activities	(1,487)	(427)

Financing Activities
Net increase in short-term borrowings	725	107
Proceeds from long-term debt	596	1
Principal payments on long-term debt	(50)	(55)
Dividends paid	(504)	(522)
Purchases of treasury stock	(24)	(176)
Other	49	(33)
Net cash provided by (used in) financing activities	792	(678)

Effect of exchange rate changes on cash and equivalents	(25)	31

Increase in cash and equivalents	599	1

Beginning cash and equivalents	1,560	1,592

Ending cash and equivalents	$2,159	$1,593

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TABLE 5
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended March 31,
	2010	2011
Sales
Process Management	$1,428	$1,653
Industrial Automation	1,010	1,308
Network Power	1,351	1,616
Climate Technologies	908	1,014
Tools and Storage	422	455
	5,119	6,046
Eliminations	(166)	(192)
Net Sales	$4,953	$5,854

	Quarter Ended March 31,
	2010	2011
Earnings
Process Management	$241	$296
Industrial Automation	130	210
Network Power	158	150
Climate Technologies	162	187
Tools and Storage	89	91
	780	934
Differences in accounting methods	48	56
Corporate and other	(160)	(100)
Interest expense, net	(67)	(57)
Earnings from continuing operations before income taxes	$601	$833

	Quarter Ended March 31,
	2010	2011
Rationalization of operations
Process Management	$9	$2
Industrial Automation	15	5
Network Power	9	5
Climate Technologies	2	2
Tools and Storage	1	2
Total Emerson	$36	$16

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TABLE 6
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Six Months Ended March 31,
	2010	2011
Sales
Process Management	$2,810	$3,195
Industrial Automation	1,996	2,518
Network Power	2,732	3,285
Climate Technologies	1,692	1,824
Tools and Storage	856	901
	10,086	11,723
Eliminations	(305)	(334)
Net Sales	$9,781	$11,389

	Six Months Ended March 31,
	2010	2011
Earnings
Process Management	$457	$586
Industrial Automation	239	395
Network Power	364	332
Climate Technologies	276	310
Tools and Storage	170	184
	1,506	1,807
Differences in accounting methods	92	109
Corporate and other	(288)	(252)
Interest expense, net	(132)	(118)
Earnings from continuing operations before income taxes	$1,178	$1,546

	Six Months Ended March 31,
	2010	2011
Rationalization of operations
Process Management	$16	$4
Industrial Automation	33	10
Network Power	16	10
Climate Technologies	5	6
Tools and Storage	4	3
Total Emerson	$74	$33

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TABLE 7
Reconciliations of Non-GAAP Financial Measures
The following reconciles Non-GAAP measures with the most directly comparable GAAP measure (dollars in millions):

Forecast FY2011 Net Sales
Underlying Sales (Non-GAAP)	~ +10% to +13%
Acquisitions	~ +3 pts.
Currency	~ +2 pts.
Net Sales	~ +15% to +18%

Forecast FY2011 Cash Flow (dollars in billions)
Operating Cash Flow	~$3.3 - $3.5
Capital Expenditures	~ $(0.6)
Free Cash Flow (Non-GAAP)	~$2.7 - $2.9

Operating Profit	Q2 FY10	Q2 FY11
Operating Profit (Non-GAAP)	$760	$991
Operating Profit Margin % (Non-GAAP)	15.3%	16.9%
Other Deductions, Net	92	101
Interest Expense, Net	67	57
Pretax Earnings	$601	$833
Pretax Earnings Margin %	12.1%	14.2%

Free Cash Flow	Q2 FY10	Q2 FY11
Operating Cash Flow	$632	$753
Capital Expenditures	(89)	(126)
Free Cash Flow (Non-GAAP)	$543	$627

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